                                                                    Exhibit 10.3

                                                                        Pen/DP&L
                                                                        3/1/93





                              COAL SUPPLY AGREEMENT

                                     BETWEEN

                              PEN COAL CORPORATION

                                       AND

                       THE DAYTON POWER AND LIGHT COMPANY





                          DATED EFFECTIVE JULY 1, 1992



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                                                                        Pen/DP&L
                                                                        3/1/93

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1                           DEFINITIONS...................................................................2

ARTICLE II                          TERM

                                    Section 2.01     -    Base Term...............................................4
                                    Section 2.02     -    First Option Term.......................................4
                                    Section 2.03     -    Second Option Term......................................4
                                    Section 2.04     -    Third Option Term.......................................4
                                    Section 2.05     -    Term Administration.....................................5
                                    Section 2.06     -    Base Price Renegotiation................................5

ARTICLE III                         SOURCE OF COAL

                                    Section 3.01     -    Designated Reserves -
                                                          Designation and New Reserves............................6
                                            3.01.1   -    Designation.............................................6
                                            3.01.2   -    New Reserves............................................6
                                            3.01.3   -    Co-Mingled Shipments....................................7
                                    Section 3.02     -    Reserves - Alienation/Assignment........................7
                                    Section 3.03     -    Substitute Coal.........................................8

ARTICLE IV                          QUANTITY

                                    Section 4.01     -    Base Tonnage............................................9
                                    Section 4.02     -    Shipping Schedule......................................11
                                    Section 4.03     -    Tonnage Flexibility....................................11
                                    Section 4.04     -    Coal Quality Selection -
                                                          Compliance Sulfur Coal Option..........................13
                                    Section 4.05     -    Liquidated Damages.....................................16
                                    Section 4.06     -    Limitation on Purchase Obligation......................18

ARTICLE V                           SHIPMENT AND SAMPLING

                                    Section 5.01     -    Shipping...............................................18
                                            5.01.1   -    Terms and Method.......................................18
                                            5.01.2   -    Loading................................................19
                                    Section 5.02     -    Sampling and Analysis..................................20
                                    Section 5.03     -    Weighing...............................................22

ARTICLE VI                          COAL CHARACTERISTICS

                                    Section 6.01     -    Type...................................................22



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                                                                        Pen/DP&L
                                                                        3/1/93

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE VI                          COAL CHARACTERISTICS

                                    Section 6.02     -    Quality................................................22
                                    Section 6.03     -    Remedies...............................................23

ARTICLE VII                         PRICE AND PRICE ADJUSTMENT

                                    Section 7.01     -    FOB Barge..............................................25
                                    Section 7.02     -    Price..................................................25
                                    Section 7.02.1   -    Contract Price.........................................25
                                    Section 7.03     -    Price Adjustments......................................26
                                            7.03.1   -    Contract Price Adjustment..............................26
                                            7.03.2   -    Quality Adjustment.....................................27
                                            7.03.3   -    Quality Administration.................................29
                                    Section 7.04     -    Price Escalation Caps..................................29
                                    Section 7.05     -    Payment................................................30

ARTICLE VIII                        FORCE MAJEURE

                                    Section 8.01     -    Definition.............................................31
                                    Section 8.02     -    Effect.................................................31

ARTICLE IX                          NEW LEGISLATION

                                    Section 9.01     -    General Rule...........................................32

ARTICLE X                           RESOLUTION OF DISPUTES

                                    Section 10.01    -    Arbitration............................................33

ARTICLE XI                          NOTICES

                                    Section 11.01    -    Notices................................................35

ARTICLE XII                         RISK OF LIABILITY

                                    Section 12.01    -    Indemnification........................................37

ARTICLE XIII                        AMENDMENT, MODIFICATION AND WAIVER

                                    Section 13.01    -    General Rule...........................................37



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                                                                        Pen/DP&L
                                                                        3/1/93

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE XIV                         MISCELLANEOUS

                                    Section 14.01    -    Waiver and Remedies....................................38
                                    Section 14.02    -    Construction of Term...................................38
                                    Section 14.03    -    Confidentiality........................................38
                                    Section 14.04    -    Representations and Warranties.........................39
                                    Section 14.05    -    Assignment.............................................39
                                    Section 14.06    -    Counterparts...........................................39
                                    Section 14.07    -    Captions and Exhibits..................................40
                                    Section 14.08    -    Equal Opportunity and Employment Clause................40
                                    Section 14.09    -    Whole Agreement/Severability;
                                                          Effect of Agreement....................................40

EXHIBIT A                           DESIGNATED RESERVES - OWNERSHIP LEASEHOLD

EXHIBIT B                           PRICE ADJUSTMENT MECHANISM

EXHIBIT C                           PRICE ADJUSTMENT EXAMPLE

EXHIBIT D                           COAL QUALITY SELECTION TABLES










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                                                                        Pen/DP&L
                                                                        3/1/93



                              COAL SUPPLY AGREEMENT
                                     BETWEEN
                              PEN COAL CORPORATION
                                       AND
                       THE DAYTON POWER AND LIGHT COMPANY


                  THIS AGREEMENT, is made and entered into as of the 1st day of July 1992 (Effective Date), by and between PEN COAL CORPORATION, a coal producing corporation existing under the laws of the State of Tennessee, with its principal mailing address at 5110 Maryland Way, Post Office Box 2128, Brentwood, Tennessee 37027, (hereinafter called "Pen"), and THE DAYTON POWER AND LIGHT COMPANY, a corporation existing under the laws of the State of Ohio with its principal mailing address at P. O. Box 8825, Dayton, Ohio (hereinafter called "DP&L").

                  WITNESSETH That:

                  WHEREAS, DP&L operates the J. M. Stuart Electric Generating Station (Stuart Station) located near Aberdeen, Ohio, at Ohio River mile post 404.5, and the Killen Electric Generating Station (Killen Station) located near Wrightsville, Ohio, at Ohio River mile post 389.8, which stations require large quantities of acceptable quality coal to operate; and

                  WHEREAS, Pen represents and warrants that it is in the business of producing high volatile bituminous coal and that it owns or controls coal that is suitable for use in said Stations in sufficient quantities to fulfill the requirements of this Agreement; and

                  WHEREAS, DP&L desires to purchase from Pen, and Pen desires to sell to DP&L such quantities and qualities of coal as are hereinafter set forth.

                  NOW, THEREFORE, in consideration of the payments, covenants and agreements of the parties, as herein stated, Pen agrees to sell and DP&L agrees to accept and

                                                                        Pen/DP&L
                                                                        3/1/93

pay for, coal of the quantity and quality hereinafter specified, during the period, at the prices, and upon the terms and conditions as herein set forth.

                             ARTICLE I - DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the following meanings:

                  (1) Alienation or Assignment: Any conveyance, lease, sublease, or relinquishment of rights or duties in or to any property involved in this Agreement.

                  (2) As received: The analysis determined based on the sample taken at the sampling point.

                  (3) B.T.U.: A standard British Thermal Unit.

                  (4) Barge: For the purpose of this Agreement, Barge shall mean a sea worthy jumbo type Barge of approximately 1,500 Ton capacity with a cargo box with top dimensions of one hundred eighty-nine feet (189') in length and twenty-eight feet (28') in width.

                  (5) Compliance Sulfur Coal: Coal having the quality characteristics specified in Article VI - Coal Characteristics, Section 6.02 (a) Quality, under the heading "Compliance Sulfur Coal."

                  (6) Contract Year: Each twelve (12) calendar month period, beginning with the Effective Date of this Agreement.

                  (7) CWT: Refers to "hundred weight" which, for the purpose of this Agreement, is calculated as 2000 lbs. Equals 20 CWT for each individual shipment.

                  (8) Day, week, month, and year: Calendar time references, unless otherwise stated.

                                                                        Pen/DP&L
                                                                        3/1/93

                  (9) Designated Reserves: Land groupings dedicated for contract performance to the supply of coal under this Agreement with mineable and merchantable coal of the qualities required hereunder, permitted and proven in amounts equal to or greater than the total tonnage required by this Agreement.

                  (10) Effective Date: The Effective Date of this Agreement is July 1, 1992.

                  (11) Low Sulfur Coal: Coal having the Quality Characteristics specified in Article VI - Coal Characteristics, Section 6.02 (a) Quality, under the heading "Low Sulfur Coal."

                  (12) Mid Sulfur Coal: Coal having the Quality Characteristics specified in Article VI - Coal Characteristics, Section 6.02 (a) Quality, under the heading "Mid Sulfur Coal".

                  (13) Notice: Actual or constructive communication of information, either written or verbal, as more specifically defined in Article XI - Notices, Section 11.01, Notices. Written notice shall be deemed to occur upon delivery to a party, and verbal upon actual communication with an agent of a party.

                  (14) Power Plant: Stuart Station, and/or Killen Station, whichever DP&L may deem appropriate to take the type of coal being Tendered under this Agreement.

                  (15) Quarter: Refers to a three (3) calendar month period. For the purpose of this Agreement, a new Quarter will begin on each December 1, March 1, June 1, and September 1.

                  (16) Substitute Coal: Coal produced from land outside of the Designated Reserves and Tendered to DP&L in accordance with this Agreement.

                  (17) Tender: For FOB Barge Shipment, means a shipment of coal loaded in DP&L's contracted Barge Carrier's Barges, ready for shipment.

                  (18) Term: Refers to either the Base Term or an Option Term, as described in

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                                                                        Pen/DP&L
                                                                        3/1/93

Article II - Term, depending on the point in time to which the Agreement is being applied.

                  (19) Ton:    A net ton of 2,000 pounds avoirdupois weight.

                  (20) Transload: Shall mean all activities and attendant facilities incident to the transfer of coal from the FOB Barge Loading Point facility into Barges.

                                ARTICLE II - TERM

                  Section 2.01      Base Term

                  The Base Term of this Agreement begins on the Effective Date and continues through June 30, 1996.

                  Section 2.02      First Option Term

                  DP&L has the unilateral option to extend the Term of this Agreement for an additional four (4) Contract Years (i.e., through the First Option Term) by giving written notice to Pen on or before January 1, 1996. If exercised, the First Option Term will begin on July 1, 1996 and continue through June 30, 2000.

                  Section 2.03      Second Option Term

                  If DP&L extends this Agreement through the First Option Term, then DP&L shall have the unilateral option to extend the Term of this Agreement for an additional five (5) Contract Years (i.e., through the Second Option Term) by giving written notice to Pen on or before January 1, 2000. If exercised the Second Option Term will begin on July 1, 2000 and continue through June 30, 2005.

                  Section 2.04      Third Option Term

                  If DP&L extends this Agreement through the Second Option Term, then DP&L

                                                                        Pen/DP&L
                                                                        3/1/93

shall have the unilateral option to extend the Term of this Agreement for an additional five (5) Contract Years (i.e., through the Third Option Term) by giving written notice to Pen on or before January 1, 2005. If exercised, the Third Option Term will begin on July 1, 2005 and continue through June 30, 2010.

                  Section 2.05      Term Administration

                  (a) The terms and conditions governing the Base Term will also govern the Option Term(s), except where this Agreement specifically provides otherwise.
                  (b) The parties understand and agree that DP&L's coal quality nomination per Article IV, Section 4.04, Compliance Sulfur Coal, hereunder, shall not constitute an election to extend the Term of this Agreement.

                  Section 2.06      Base Price Renegotiation

                  (a) This provision is effective when DP&L decides not to exercise its option to extend this Agreement per Section 2.02, Section 2.03 or
Section 2.04, solely because of price. In such event, DP&L shall notify Pen of its intention no later than:

                    (i) November 1, 1995 for the First Option Term election.
                   (ii) November 1, 1999 for the Second Option Term election.
                  (iii) November 1, 2004 for the Third Option Term election.

                  (b) For a sixty (60) day period from such notice, DP&L and Pen agree to diligently negotiate in good faith and use their best efforts to establish a new Contract Price.

                  (c) Where alternatives available to DP&L for the purchase of coal of a quality (i.e., sulfur content) similar to that to be supplied under this Agreement are based on terms or conditions (including, but not limited to duration of supply or price adjustment methodologies) dissimilar to those provided hereunder or those proposed by Pen through negotiations under this Section, the reconciliation of the terms of such alternative(s) to the terms of this Agreement or to Pen's proposal for purposes of comparison shall be a matter of DP&L's sole discretion. DP&L will provide Pen with a written document detailing its reconciliation.

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                                                                        Pen/DP&L
                                                                        3/1/93

                  (d) If DP&L and Pen cannot agree on a new Contract Price within the sixty (60) day period, DP&L has the unilateral option to allow this Agreement to expire as scheduled.

                          ARTICLE III - SOURCE OF COAL

                  Section 3.01 Designated Reserves - Designation and New
Reserves

                  3.01.1   Designation:

                  Pen shall Tender coal pursuant to this Agreement from its Kiah Creek Reserves, located in Wayne, Lincoln and Mingo Counties, West Virginia, which it holds under lease and in fee (as set forth in Exhibit "A" to this Agreement) hereunder referred to as "Designated Reserves." Active mining sections on the Designated Reserves are the Cub Branch Surface Mine (MSHA #46-06606), the Devilstrace Section (MSHA #46-07809) and development of the Bluewater Section (MSHA #________). Pen dedicates that portion of the Designated Reserves necessary to perform under this Agreement and warrants that the Designated Reserves contain commercially recoverable coal of the qualities required hereunder in quantities sufficient to satisfy Pen's obligations under this Agreement.

                  Section 3.01.2    New Reserves:

                  (a) At the request of either party, Pen and DP&L agree to discuss adding new coal reserves acquired by Pen Coal Corporation or its affiliate companies to the Designated Reserves described by this Agreement. Such proposed new reserves must meet all of the coal quality specifications described herein in order to be considered. Their designation as Designated Reserves, however, is subject to the mutual agreement of the parties hereto.

                  (b) Pen shall supply DP&L or its contracted consultant all operating, reserve analysis and financial data, including any necessary legal documents, required by DP&L for evaluating the suitability and reliability of any proposed new reserves, including the economic consequence of allowing the inclusion. Such data may include, but shall not be limited to, available information pertaining to location and reserves, operational records and expenses. If

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                                                                        Pen/DP&L
                                                                        3/1/93

there is a conflict of interest between Pen and DP&L's consultant, and where the data Pen is providing pursuant to Section 3.01.2 is related to the conflict; such data shall be provided directly to DP&L or to an alternative consultant, as designated by DP&L.

                  Section 3.01.3    Co-Mingled Shipments:

                  (a) Pen represents that it intends to produce 100% of the Coal to be Tendered under this Agreement from the Designated Reserves, and shall use its best efforts to do so. In consideration of this representation and as required to accommodate Pen's shipping logistics, DP&L shall allow Pen to comingle the coal Tendered hereunder at the FOB Loading Point subject to the following:

                   (i) Pen will supply at least ninety-five percent (95%) of the coal from the Designated Reserves, and;

                  (ii) The quality of such coal, not originating from the Designated Reserves, shall meet all of this Agreement's coal quality specifications.

                  Section 3.02    Reserves  - Alienation/Assignment

                  (a) Pen shall not Alienate or Assign its rights in the Designated Reserves to the prejudice of DP&L. In the event Pen wishes to Alienate or Assign its rights in the Designated Reserves, it shall first confer with DP&L and dedicate Substitute Reserves to the performance of this Agreement. Pen shall prove, to DP&L's satisfaction, that such dedicated Substitute Reserves contain commercially recoverable coal of the qualities required hereunder in sufficient quantities to meet Pen's obligations throughout the Term hereof, including the Option Terms.

                  (b) Failure to notify and consult with DP&L prior to Alienation or Assignment of the Designated Reserves or failure to provide adequate Substitute Reserves pursuant to Section 3.02 (a) constitutes a material breach of this Agreement. In such event, DP&L may, without waiver of any other remedies at law or in equity that it may have, declare the Agreement terminated with no further obligation to Pen other than to pay for accepted coal. Furthermore,

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                                                                        Pen/DP&L
                                                                        3/1/93

Pen shall reimburse DP&L for the differential cost incurred - if any - for replacement fuel of the quality and quantity required hereunder, including any differential in the cost of transportation thereof, throughout the remaining Term of this Agreement, including the Option Terms.

                  (c) Pen shall not sell nor contract to sell to others coal from the Designated Reserves in such quantities as to jeopardize Pen's ability to Tender the total quantity and quality of coal Pen is obligated to Tender to DP&L hereunder. This subsection is not to be construed as preventing Pen from selling coal from the Designated Reserves to other parties so long as Pen may do this without impairing its ability to comply with all of the provisions of this Agreement.

                  Section 3.03 Substitute Coal

                  (a) In the event of a temporary necessity to accommodate Pen's operational anomalies resulting from Force Majeure or other unforeseen, non-economically motivated reasons that prevent Pen from providing the coal required under this Agreement, and, subject to DP&L's approval, which shall not be unreasonably withheld, Pen may temporarily Tender Substitute Coal hereunder.

                  (b) Pen shall not Tender Substitute Coal without the prior consent of DP&L. If in any month Pen Tenders Substitute Coal without obtaining DP&L's prior written consent, DP&L shall be under no obligation to accept it. If Pen Tenders Substitute Coal hereunder without DP&L's prior consent, such substitution shall be considered a material breach of this Agreement. DP&L shall have the right, in addition to and without waiver of any other remedies available at law or in equity, to terminate this Agreement without further obligation to Pen. In the event of such termination, Pen shall reimburse DP&L for the increased cost incurred--if any--for replacement coal of the quantity and quality required hereunder, including any differential in the cost of transportation, throughout the remaining Term of this Agreement.

                  (c) When Substitute Coal is permitted hereunder, such Coal shall meet all of the quality specifications described in Article VI - Coal Characteristics. The price of Substitute Coal shall be set at a level no higher than that which would have applied if the same quantities of Substitute Coal had been produced from the Designated Reserves; PROVIDED, HOWEVER,

                                                                        Pen/DP&L
                                                                        3/1/93

that if the cost to Pen to produce or obtain Substitute Coal is lower than that which would have been incurred if the same quantities had been produced from the Designated Reserves, the price paid by DP&L for such Substitute Coal shall be reduced to reflect fifty percent (50%) of the difference in cost.

                              ARTICLE IV - QUANTITY

                  Section 4.01      Base Tonnage

                  (a) Except as provided in Section 4.01 (c), (e) and 4.04, and subject to the terms of this Agreement, during each Contract Year that this Agreement is in effect Pen shall produce and DP&L shall purchase at least:

                  (1) Base Term

                  . one million (1,000,000) Tons of coal for the Contract Years commencing July 1, 1992 and July 1, 1993,

                                       and

                  . one million two hundred fifty thousand (1,250,000) Tons of coal for the Contract Years commencing July 1, 1994 and July 1, 1995.

                  (2) First Second and Third Option Terms

                  . one million five hundred thousand (1,500,000) Tons of coal.

                  The amounts described above shall constitute the Base Tonnage, in each Contract Year, Pen shall supply at least the Base Tonnage in accordance with the Shipping Schedule provided by DP&L per Section 4.02.

                  (b) During the Base Term, the Base Tonnage shall be comprised of Mid Sulfur Coal. Pen shall begin Tender of coal under this Agreement in August, 1992. Commencing July 1, 1996 and during the Option Terms specified in
Section 2.02, 2.03 and 2.04, the Base

                                                                        Pen/DP&L
                                                                        3/1/93

Tonnage may be comprised of a combination of Mid Sulfur Coal, Low Sulfur Coal and/or Compliance Sulfur Coal, or exclusively of Mid Sulfur Coal, Low Sulfur Coal or Compliance Sulfur Coal, at DP&L's sole option pursuant to the Coal Quality Selection Table attached as Exhibit D hereto.

                  (c) Between August 1, 1992 and June 30, 1993, the Base Tonnage shall be nine hundred and seventeen thousand (917,000) Tons of coal.

                  (d) Pen shall continually maintain, at the mine complexes and/or FOB Loading Point facility, a minimum combined total of twenty-five thousand (25,000) Tons inventory of coal ready for Tender to DP&L pursuant to the terms of this Agreement. Such inventory shall meet the monthly coal quality characteristics for the type of coal Pen is then obligated to supply hereunder, in accordance with Sections 4.01(b) and 4.04.

                  (e) The provisions of this Section and Section 4.04 notwithstanding, unless otherwise agreed by the parties the maximum quantity of coal that Pen shall be obligated to supply in any Contract Year shall be one million five hundred thousand (1,500,000) Tons, as adjusted for DP&L's Tonnage Flexibility under Section 4.03.

                  (f) If in any Contract Year Pen shall, for any cause which neither results from Force Majeure nor from default of DP&L, fail to Tender a quantity of coal at least equal to the required Base Tonnage (subject to Section 4.03), then DP&L may purchase the difference between the tonnage Tendered and the Base Tonnage from sources other than Pen. In such event, Pen shall reimburse DP&L for any increased cost to DP&L between the delivered price per million BTUs delivered by Pen hereunder at the time of such purchase and the delivered price per million BTUs purchased by DP&L to substitute for Pen's deficiency. In the event DP&L suspends deliveries under Section 6.03, DP&L likewise shall have the right to purchase Substitute Coal from sources other than Pen during the period of suspension and the provisions of this Section 4.01(f) will apply to such purchases.

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                                                                        Pen/DP&L
                                                                        3/1/93

                  Section 4.02      Shipping Schedule

                  (a) DP&L shall provide Pen with a "Shipping Schedule" thirty
(30) days prior to the start of each Quarter. The Shipping Schedule will notify Pen of the quantity of coal to be Tendered hereunder during each of the ensuing three (3) months. DP&L shall update the Shipping Schedule on a monthly basis. It may be necessary for DP&L to change the Shipping Schedule per its monthly revisions, or within a given month. DP&L may change the Tons scheduled for shipment by plus or minus fifteen percent (15%) of the Tons scheduled for Tender during that month. Pen agrees to begin Tendering coal according to such revised Shipping Schedule as soon as reasonably possible after receipt of DP&L's notice. DP&L may change the Tons schedule for shipment beyond plus or minus fifteen percent (15%) with Pen's prior consent, which consent shall not be unreasonably withheld. These adjustments will not change the total of DP&L's annual or three
(3) month Base Tonnage obligation as declared per Section 4.03. DP&L shall advise Pen of planned outages at the Power Plant to which DP&L is shipping the coal and for planned unloader maintenance at DP&L's dock. To the extent reasonably practicable, DP&L shall schedule tonnage in substantially equal monthly quantities.

                  Section 4.03      Tonnage Flexibility

                  (a) For the purpose of this Agreement, "Tonnage Flexibility" shall refer to unilateral adjustments that DP&L may make in the amount of coal that is purchased under this Agreement in a Contract Year. DP&L may unilaterally change the schedule for Tender plus or minus ten percent (+ 10%) of the annual Base Tonnage obligation. The Tonnage Flexibility is applied Quarterly throughout the Contract Year for the applicable coal type. (For example: Given a 1,500,000 Ton Per Contract Year Base Tonnage Obligation, DP&L's Tonnage Flexibility is 1,500,000 x 10% = 150,000 Tons, or 37,500 Tons per Quarter for a permissible annual range between 1,350,000 Tons and 1,650,000 Tons). DP&L may exercise Tonnage Flexibility at its option and from time to time during the term by giving Pen at least three (3) months advance notice. In no event will the quantity of tonnage changed at anytime be in excess of two and one-half percent (2.5%) of the annual Base Tonnage. What is allowed and what is not allowed pursuant to Tonnage Flexibility is exemplified below:

                                                                        Pen/DP&L
                                                                        3/1/93

                  Example:   (i) The following is allowed,

                  Assume: 1,000,000 Base Tons

                           Quarter      Flexibility           Scheduled
                           Base Tons   %        Tons       Tons       Change
                           ---------  ---       ----       ----       ------
Quarter 1                  250,000    +5%     +12,500     262,500
Quarter 2                  250,000    -5%     -12,500     237,500   25,000 Tons

                  In this example, the change in the Scheduled Tons between Quarter 1 and Quarter 2 did not exceed the Base Tonnage times two and one-half percent (1,000,000 x 2.5%), or twenty-five thousand (25,000) Tons; therefore, this is allowed per this Section 4.03(a).

                  (ii)   This, however, is not allowed,

                           Quarter      Flexibility           Scheduled
                           Base Tons   %        Tons       Tons       Change
                           ---------  ---       ----       ----       ------
Quarter 1                  250,000    +10%    +25,000    275,000
Quarter 2                  250,000    -10%    -25,000    225,000    50,000 Tons

                  In this example, the change in the Scheduled Tons between Quarter 1 and Quarter 2 exceeded the Base Tonnage times two and one-half percent (1,000,000 x 2.5%), or twenty-five thousand (25,000) Tons; therefore, this is not allowed per this Section 4.03(a).

                  (b) Adjustments pursuant to Section 4.03(a) above shall not reduce the amount of coal Pen is required to produce and Tender to DP&L per
Section 4.01.

                  (c) Spot Coal Option: If DP&L decides to purchase spot coal during a Quarter in which DP&L has reduced the annual Base Tonnage schedule hereunder per this Section 4.03, DP&L shall offer Pen the opportunity to supply a quantity of such spot coal, equal to the

                                                                        Pen/DP&L
                                                                        3/1/93

difference between the Base Tons and the declared minimum Tons, before entering into an agreement to obtain such coal from a third party. DP&L's offer shall include the price DP&L is willing to pay for such coal and the contract's quality specification at which DP&L will reject shipments. The price shall be set by DP&L based upon DP&L's good faith estimate of the weighted average spot coal price for the Quarter less a factor to account for transportation (Transportation Factor). If Pen accepts DP&L's offer within three (3) business days after receipt of said offer, then Pen shall supply the spot coal from the Dedicated Reserves in accordance with the terms (including but not limited to price) of the offer. If Pen declines or fails to respond to DP&L's offer by 5:00 p.m. E.S.T. on the third work day, then Pen shall be deemed to have rejected the opportunity and DP&L shall be free to obtain the spot coal in question from third parties, with no further obligation to Pen. For purposes of this provision, spot coal purchases are transactions having a duration of three (3) months or less. In no event is spot tonnage awarded to Pen under the terms of this section to be counted to satisfy DP&L's obligation for liquidated damages, make-up Tons, or Base Tons.

                  Section 4.04 Coal Quality Selection-Compliance Sulfur Coal Option

                  4.04.1: (a) DP&L has the option to substitute purchases of Low Sulfur Coal or Compliance Sulfur Coal, or purchase a combination of Mid Sulfur Coal, Low Sulfur Coal and Compliance Sulfur Coal, pursuant to the Coal Quality Selection Tables attached as Exhibit D hereto. DP&L may exercise this option from time to time and its sole discretion. DP&L may unilaterally exercise this option, by giving Pen notification pursuant to the dates defined in the Coal Quality Selection Tables attached as Exhibit D to this Agreement. Once DP&L nominates to reduce the sulfur content of the Base Tonnage (i.e., Mid Sulfur to Low Sulfur to Compliance Sulfur, etc.) The sulfur level of those Tons cannot be increased above the levels prescribed in Section 6.02 unless mutually agreed to by the parties. The Coal Quality Selection Options may be changed or exercised at any time subject to mutual agreement between Pen and DP&L, which agreement shall be confirmed in writing between the parties.

                  (b) Pen shall Tender coal with the elected sulfur specification no later than the implementation date specified in Exhibit D - Coal Quality Selection Table, or no later than another date if so mutually agreed upon by the parties. When DP&L exercises its unilateral

                                                                        Pen/DP&L
                                                                        3/1/93

option hereunder, all coal shipments shall be at the elected sulfur specification levels by the implementation date specified in Exhibit D - Coal Quality Selection Table.

                  (c) The administration of this provision will follow the administration of the coal pricing and quality characteristics provisions. DP&L shall begin paying the Contract Price then in effect for the coal it receives with the elected sulfur specification on the date shipments are scheduled to begin unless the parties agree to a starting date different from that shown in Exhibit D, in which case DP&L will begin paying the Contract Price then in effect for the quality of coal declared that it receives on the new starting date.

                  (i) Example:

                  July 1, 1994 - DP&L notifies Pen it requires 1,000,000 Tons of Low Sulfur Coal commencing January 1, 1995.

                  July 1, 1994 through December 31, 1994 - DP&L pays the Mid Sulfur Coal price during the transition period specified in
                  Section 4.04(b), even if Pen immediately begins shipment of Low Sulfur Coal. Since DP&L is paying Mid Sulfur Coal prices, the Mid Sulfur Coal specifications shall apply.

                  January 1, 1995 - the Coal Tendered on and after this date shall meet the Low Sulfur Coal quality specification DP&L elected July 1, 1994. DP&L begins to pay the applicable Low Sulfur Coal price for such coal.

                  4.04.2: (a) Upon DP&L's election of Coal Quality Selection defined in Section 4.04.1 above, and providing Pen still continues to produce coal from the sources supplying the Mid Sulfur and/or Low Sulfur coal, Pen will allow DP&L to purchase such Mid and/or Low Sulfur Coal, displaced by the Compliance Sulfur Coal, in addition to the Compliance Sulfur Coal nominated by DP&L. Pen shall offer these Mid and/or Low Sulfur Coal Tons at the price for Mid or Low Sulfur Coal (whichever is applicable) defined hereunder or, will present DP&L an alternative that Pen is prepared to accept. Within sixty (60) days from DP&L's election of Coal Quality defined in Paragraph G, Compliance Sulfur Coal, DP&L will notify Pen of its intentions to

                                                                        Pen/DP&L
                                                                        3/1/93

purchase such coal at the price Pen presents as its alternative to sell Mid and/or Low Sulfur Coal, or at the defined Contract Price for Mid and/or Low Sulfur Coal absent Pen's alternative offer to sell the coal under comparable terms as defined herein. In no event is Pen obligated to supply more than the total Base Tonnage declared (pursuant to Sections 2.01, 2.02, 2.03, or 2.04 and
4.03 (c) Spot Option, and 4.04 (a) Coal Quality Selection Option) plus Tonnage Flexibility, as a composite of Mid, Low and Compliance Sulfur Coal. If DP&L elects to purchase such coal, the quantity of coal nominated pursuant to the election shall not count against Pen's Base Tonnage obligation, but shall be administered over and above the Base Tonnage obligation; for example:

                  Assume:

                  (1) DP&L's Base Tonnage Obligation per its election under
Section 4.04.1 is 1,250,000 tons per Contract Year, this being a composite of:

                  750,000 Tons Mid Sulfur Coal at 11,500 Btu/lb
                  250,000 Tons Low Sulfur Coal at 11,500 Btu/lb
                  250,000 Tons Compliance Sulfur Coal at 12,300 Btu/lb

                  (2) And, DP&L nominates 250,000 Tons per Contract Year of Mid Sulfur Coal at 11,500 Btu/lb pursuant to Section 4.04.2.

                  (3) Then, the composite total tonnage purchased is 1,500,000 Tons per Contract Year being:

                  1,250,000 Tons Base Tonnage Obligation per Section 4.04.1
                     250,000 Tons elected per Section 4.04.2.

                  (b) DP&L shall provide Pen a ten (10) year forecast of its anticipated requirements under this Agreement by December 31, 1992 and June 30 of each following Contract Year. This schedule shall be revised annually on a Contract Year basis. The purpose of this exchange is to facilitate Pen's production planning. In no event does DP&L represent the

                                                                        Pen/DP&L
                                                                        3/1/93

Forecast Schedule as an obligation or its intended obligation to purchase coal per the terms and conditions of this Agreement.

                  Section 4.05      Liquidated Damages

                  (a) If in any Contract Year DP&L shall fail to purchase the Base Tonnage, as otherwise adjusted pursuant to the Agreement, and such failure results neither from an event of Force Majeure nor a default hereunder by Pen, the DP&L shall pay liquidated damages, agreed upon as reasonable and in full settlement for DP&L's failure to fulfill its obligation to purchase the Base Tonnage. Liquidated damages shall be twenty percent (20%) of the weighted average of the Contract Prices for coal delivered in effect on July 1 of the then current Contract Year (i.e., If only Compliance Sulfur Coal is being Tendered liquidated damages shall be twenty percent (20%) of the Compliance Sulfur Coal Contract price then in effect) multiplied by the difference between the Contract Tonnage for the Contract Year (as otherwise adjusted pursuant to this Agreement) and the number of Tons of coal purchased hereunder by DP&L during such Contract Year. Liquidated damages shall be due forty-five (45) days after the end of the Contract Year.

                  (b) DP&L shall be entitled to purchase a quantity of make-up coal during the next succeeding Contract Year instead of paying the liquidated damages required hereunder, subject to the following:

                      1) Such make-up coal shall be the first Tons Pen Tenders hereunder during the next succeeding Contract Year, excluding Spot Option Tons per Section 4.03 (c).

                      2) Without Pen's prior consent, such make-up coal may not exceed a maximum one-hundred thousand (100,000) Tons per Contract Year. DP&L shall pay liquidated damages pursuant to Section 4.05 (a) on quantities exceeding the maximum.

                      3) Such make-up coal shall be in excess of the Base Tonnage, as otherwise adjusted, for such succeeding Contract Year. Pen, however, is not

                                                                        Pen/DP&L
                                                                        3/1/93

                           obligated to Tender quantities exceeding the annual Base Tonnage plus Tonnage Flexibility during such succeeding Contract Year.

                      4) The price for each Ton of such make-up coal shall be the Contract Price in effect at the time such coal is shipped.

                      5) DP&L may not schedule make-up coal for two consecutive Contract Years, without Pen's prior consent.

                  (b) So long as DP&L pays liquidated damages when due, neither the amount nor the frequency of such payments shall be construed as or give rise to a claim of material default or repudiation of this Agreement by DP&L.

                  (c) Any other provision of this Agreement to the contrary notwithstanding, DP&L shall have the option to terminate this Agreement at any time on six (6) month's prior notice to Pen, without further obligation to Pen upon the payment of liquidated damages for the remainder of the then-effective Term. Such liquidated damages, agreed upon as reasonable and in full settlement for DP&L's exercise of the option granted by this subsection, shall be calculated according to the following formula:

                  D = R x T x M where:
                  D = the amount of liquidated damages;
                  R = twenty-five percent (25%) of the weighted average of the
                      Contract Prices in effect on July 1 of the Contract Year in which DP&L exercises the option; and
                  T = Base Period:     1992/93 =          75,000
                                       1993/94 =          93,750
                      Option Period:                     112,500

                                                                        Pen/DP&L
                                                                        3/1/93


                  M = the number of months remaining in the
                      then-effective Term, commencing with the month following that in which DP&L notifies Pen that it is exercising the option.

                  Section 4.06      Limitation on Purchase Obligations

                  Any other provision hereof to the contrary notwithstanding, any designation of Ton in this Section 4 which is made for the purpose of establishing a purchase obligation on the part of DP&L shall, for such purpose only, be deemed not to exceed an equivalent number of BTU's, based on a standard of the required Monthly Average Specification BTU per pound of coal for the type of coal scheduled. As an example, a Base Tonnage of 1,000,000 Tons shall be deemed to be the lesser of 1,000,000 Tons or
         12
23.0 x 10   MMBTU's, based on As-Received analysis.

                        ARTICLE V - SHIPMENT AND SAMPLING

                  Section 5.01      Shipping

                  Section 5.01.1    Terms and Method:

                  (a) Coal delivered under this Agreement shall be Tendered FOB Barge at Pen's Big Sandy Dock, located at mile post 4.7 on the Big Sandy River, or at Pen's Wayne Country River Terminal located at Milepost 7.6 on the Big Sandy River (herein referred to as "FOB Loading Point"). DP&L's barge transportation carrier for coal purchased under this Agreement is M/G Transport Services, Inc. (hereinafter called "Barge Carrier"), unless otherwise designated by DP&L.

                  (b) Pen has the option, but only with DP&L's consent, to change the FOB Loading Point for Barge shipments to other facilities that are suitable and that use an automatic sampling system in the loading process. Pen shall give DP&L at least thirty (30) days notice of a proposed change in the loading point. Pen agrees to indemnify DP&L and hold it harmless against any and all loss or risk (including but not limited to economic loss and reliability of delivery) resulting from

                                                                        Pen/DP&L
                                                                        3/1/93

or related to such change, and will compensate DP&L for any increased transportation cost applicable to the loading of coal at such other facility. Pen understands that a change in FOB Loading Point may cause a change in the Transportation Factors cited in Section 7.03.2 Quality Adjustment of this Agreement. Pen is responsible for arranging, for administrating, and for the cost of the transportation and transloading services used to ship the coal from the identified sources to the designated FOB Loading Point.

                  (c) Title to the coal Tendered FOB Barge shall be considered to pass from Pen upon DP&L's release of the shipment from the FOB Loading Point. DP&L shall determine whether to release the shipment as soon as reasonably practicable after it receives the results of a quality analysis of the coal in each Barge.

                  Section 5.01.2    Loading:

                  (a) FOB Barge Shipments:

                  (1) Pen, or its contracted Transload operator, shall load Barges for DP&L's account to a nine (9) foot draft unless otherwise authorized by DP&L or Barge Carrier. When Pen loads Barges to a draft exceeding that specified, such that it results in Barge Carrier requiring the excessive tonnage be offloaded, Pen shall be responsible for all expense incurred to offload the excessive tonnage. When pen loads Barges to a lesser draft, such that the Barge Carrier charges or penalizes DP&L for failure to meet the Barge draft requirement specified, such charges or penalties shall be paid by Pen. If Pen fails to pay such charges or penalties within thirty (30) days of the date of invoice (unless Barge Carrier has informed DP&L that other payment arrangements were made), DP&L reserves the right to withhold the charge or penalty amount invoiced from any amounts due Pen until Pen settles the claim. Pen shall indemnify DP&L and hold it harmless against any barge retention costs, with the exception of those occasioned solely by DP&L or DP&L's contracted representatives.

                  (2) When Barges are not equipped with double sloped sheets inside the cargo box, Pen shall load coal starting no less than approximately five (5) feet from the box end(s)/bulkhead(s) of the Barge.

                                                                        Pen/DP&L
                                                                        3/1/93

                  (3) Pen will trim the Barges it loads in a workmanlike manner, consistent with the recognized norms of the barge industry.

                  (4) DP&L reserves the right to refuse coal that Pen attempts to Tender, if Pen, or its contracted Transload operator fails to load Barges to the specifications required under this Agreement.

                  (5) Pen, or its contracted Barge Transloading operator shall not load any Barge that contains any foreign matter (i.e., such as debris, limestone, etc. ), and/or excess water. Pen shall be responsible for and shall reimburse any subsequent cost to DP&L if Pen loads Barges containing foreign materials and/or excess water.

                  Section 5.02      Sampling and Analysis

                  (a) Source Sample Analysis:

                  (1) DP&L will, at its own expense, source sample all coal on an As-Received basis at the FOB Loading Point to determine if it exceeds any of the Individual Shipment Rejection Specifications sets forth in Section 6.02 (a). An independent laboratory, contracted by DP&L, shall perform the sampling and analysis in accordance with methods approved by the ASTM Standard Method or a mutually agreed upon industry accepted practice. Unless otherwise specified by DP&L, the independent laboratory for sampling and analyzing coal purchased under this Agreement is Mineral Labs, Inc. (hereinafter referred to as the Laboratory).

                  (2) Pen shall schedule the source sampling with the Laboratory. Pen shall use its best efforts to give the Laboratory a minimum 24 hour notice of its intent to begin loading a shipment of coal. Pen will notify the Laboratory as to the time and date loading will start. The Laboratory will be allowed 24 hours from the time notification of loading is given to arrive at the FOB Loading Point facility and to take the sample. Pen understands that the Laboratory will sample the coal as it is being loaded into the Barges. The loading time for shipments shall not exceed a period considered reasonable in the industry for the size of shipment being Tendered. DP&L is not obligated to accept any shipment not Source Sampled by the Laboratory at the FOB

                                                                        Pen/DP&L
                                                                        3/1/93

Loading Point Facility. It is DP&L's option to make-up such shipments.

                  (3) DP&L, or its contracted consultant, has the right to inspect the sampling equipment at the FOB Loading Point. Such an inspection shall be arranged for by Pen and be scheduled for a time and a date acceptable to both DP&L and the FOB Loading Point facility.

                  (b) Destination Sampling

                  (1) DP&L will sample and obtain an analysis, at its own expense, of all coal received at the Power Plant using approved American Society Testing and Materials (ASTM) standard methods or an equivalent industry accepted practice.

                  (2) Each month, DP&L will weight-average the as-received analysis it obtains from the destination sampling and analysis process during that month. The parties shall consider the resultant weight-averaged analysis representative of all coal Tendered by Pen hereunder during that particular month for the purposes of determining Pen's compliance with Article VI Coal Characteristics, and for determining coal quality for payment.

                  (3) If DP&L fails or is unable to sample or obtain a representative analysis for a particular coal shipment unloaded at the Power Plant, DP&L will base the coal quality assigned to the shipments on the weighted-average quality for all other shipments unloaded during that month per this Agreement. If DP&L fails or is unable to sample twenty-five percent (25%) or more of Pen's coal unloaded at the Power Plant in a given month, DP&L will base the coal quality assigned to these shipments on the As-Received source sample's analysis as defined in Section 5.02 (a).

                  (4) Pen has the right to inspect DP&L's sampling equipment. Pen also has the right to review the sample preparation and analytical procedures and inspect such related equipment used by Laboratory. Such an inspection shall be arranged for by DP&L and be scheduled for a mutually acceptable time and date.

                                                                        Pen/DP&L
                                                                        3/1/93

                  Section 5.03      Weighing

                  (a) Weights of coal Tendered to DP&L will be determined by the belt scales at the Power Plant. In the event that these scales are unavailable, DP&L will determine weights using draft weights taken at the Power Plant.

                  (b) If either party believes the scales used are inaccurate that party may designate an independent disinterested expert in weighing devices, recognized in the industry as qualified, who shall check the scales. Cost of retaining the expert shall be borne by the party requesting the service unless said scales are found to be inaccurate, in which case, the cost will be shared equally by both parties. Such a scale check shall be arranged for at a time acceptable to DP&L. In the event the scales are found inaccurate the parties agree to adjust the affected invoices for such inaccuracy for one half the period from the last time the scales were inspected.

                  (c) If the expert finds an inaccuracy in said scales and it proves impractical to make adjustments in weighing procedures or checking of weights, then DP&L and Pen shall follow the recommendations of such expert for determining a manner in which the coal can be accurately weighed in the future, provided such instructions are practicable and reasonable.

                  (d) DP&L will unload barges Tendered hereunder in a workmanlike manner and use diligent effort to unload coal from each barge.

                        ARTICLE VI - COAL CHARACTERISTICS

                  Section 6.01      Type

                  (a) Pen shall Tender high volatile bituminous washed or crushed-run-of-mine coal that is clean and free of impurities and debris.

                  Section 6.02      Quality

                  (a) Pen will supply coal on the basis of the monthly weighted average (as-

                                                                        Pen/DP&L
                                                                        3/1/93

received) analysis at the Power Plant that conforms to the Monthly Quality Specification set forth below for the quality of coal being purchased by DP&L. Pen will supply coal in individual shipments on the basis of the per Barge (as-received) analysis at the FOB Loading Point that conforms to the Individual Shipment Rejection Specification set forth below for the quality of coal being purchased by DP&L:

                           Mid-Sulfur Coal                Low Sulfur Coal               Compliance Sulfur Coal
                           ---------------                ---------------               ----------------------
                           Individual                     Individual                    Individual
                           Shipment         Monthly       Shipment     Monthly          Shipment          Monthly
                           Reject           Ave.          Reject       Ave.             Reject            Ave.
                           Spec.            Spec.         Spec.        Spec.            Spec.             Spec.
                           -----            -----         -----        -----            -----             -----
BTU/lb (min)               11,200           11,500        11,200       11,500           12,000            12,300
lbs Ash/MMBTU (Max)        14.31            13.06         14.31        13.06            9.83              8.13
lbs Moist./MMBTU (Max)        -             7.39             -         7.39                -              6.91
lbs so2 /MMBTU (Max)       3.00             3.00          2.25         1.60             1.15              1.20
% Ash (Max)                   -             15.00            -         15.00               -              10.00
% Moisture (Max)              -             8.50             -         8.50                -              8.50
% Sulfur (Max)                -             1.725            -          .98                -               .74
AST (H=W) (Min)               -             2500             -         2500                -              2700
Grind (HGI) (Min)             -               45             -           45                -                45
Volatile Matter (Min)         -               30             -           30                -                30
Size                          -             2x0              -         2x0                 -               2x0
% Fines (Max)                45%            45%             45%        45%                45%              45%

                  Note: DP&L may not reject individual Mid Sulfur Coal and Low Sulfur Coal shipments for heating value (i.e., Btu/lb) if the Btu/lb value for these individual Barges as determined by source sample and analysis per Section
5.02 is within 500 BTUs/lb of the Monthly Average Specification and the composite analysis for the day's loadings meet or exceeds the Individual Shipment Reject Specifications for the quality of coal being Tendered per
Section 6.02.

                  Section 6.03      Remedies

                  (a) If Pen delivers to DP&L for Tender four (4) consecutive Bargeloads, or loads four (4) Barges in a single day for Tender to DP&L that fail to meet any one of the Individual

                                                                        Pen/DP&L
                                                                        3/1/93

Shipment Reject Specifications, DP&L shall have the right to discontinue shipments hereunder until Pen demonstrates the ability to provide coal that meets such Specifications. In the event of four (4) or more such occurrences during a Contract Year, if Pen fails to demonstrate its ability to perform within thirty (30) days of such suspension, DP&L shall have the right, in addition to and without waiver of any other remedies at law or in equity that it may have, to terminate this Agreement and pursue other remedies without further obligation to Pen. In the event of such termination, Pen shall reimburse DP&L for any increase cost incurred for replacement fuel of the quality and quantity required hereunder, including any increase in the cost of transportation, throughout the remaining Term of this Agreement.

                  (b) If the coal Pen delivers hereunder fails to meet any one of the Monthly Average Specification (excluding BTUs), or Section 6.01, for two
(2) consecutive months or for one (1) Quarterly quality period, DP&L shall have the right to discontinue shipments hereunder until Pen demonstrates to DP&L's satisfaction its ability to meet such Specifications. In the event of two or more such occurrences (i.e., two (2) consecutive months or one Quarterly period during which Pen fails to meet the applicable Monthly Quality Specifications of this Agreement) over a continuous twenty-four (24) month period, or if Pen fails to demonstrate its ability to perform within thirty (30) days of a suspension; DP&L shall have the right, in addition to and without waiver of any other remedies available at law or in equity, to terminate this Agreement without further obligation to Pen. In the event of such termination, Pen shall reimburse DP&L for the differential cost incurred--if any--for replacement fuels of the quantity and quality required hereunder, including any differential in the cost of transportation, throughout the remaining Term of this Agreement. For purposes of the remedies described in this subsection only the percentage ash and percentage moisture must deviate at least one percent (1%) from the applicable Monthly Quality Specification before DP&L may implement its right to terminate this Agreement under this subsection.

                  (c) If DP&L rejects a shipment, that shipment shall be considered the property of Pen and Pen shall be responsible for any accrued costs associated with the coal and all costs and arrangements to dispose of said coal, including but not limited to transportation costs incurred by DP&L, demurrage, unloading and reloading costs. If DP&L rejects coal prior to unloading at the Power Plant if it contains visible impurities or debris, or at anytime for failure to

                                                                        Pen/DP&L
                                                                        3/1/93

comply with the AST requirement established in Section 6.02, Pen shall be responsible for and pay all subsequent costs with respect to the rejected coal, including but not limited to Barge transportation cost or demurrage associated with the rejected coal. Pen shall indemnify DP&L and hold it harmless from such costs, and shall pay all invoices for such costs within thirty (30) days from the date of invoice. DP&L reserves the right to withhold any unpaid amount of such costs from amounts due Pen hereunder, until Pen makes full payment. DP&L has the option, but not the obligation, to make-up rejected shipments.

                    ARTICLE VII - PRICE AND PRICE ADJUSTMENT

                  Section 7.01      FOB Barge

                  (a) DP&L shall purchase coal Tendered under this Agreement FOB Barge as set out in Article V - Shipping and Sampling.

                  (b) Pen is responsible for arranging, administering and paying the cost of the transportation and transloading services used to ship the coal from the identified Dedicated Reserves to the designated FOB Loading Points, and for transloading services to load the coal into the Barges.

                  Section 7.02      Price

                  (a) For the purpose of this Agreement the term "Contract Price" shall be defined as follows:

                  7.02.1   Contract Price

                  "Contract Prices" for coal Tendered under this Agreement are stated below. The prices are effective July 1, 1992:

                                                                        Pen/DP&L
                                                                        3/1/93


                                        Mid                       Low                   Compliance
                                    Sulfur Coal               Sulfur Coal               Sulfur Coal
                                    -----------               -----------               -----------
FOB Mine:                           $19.00/ton                $19.25/ton                $25.25/ton
Transportation &
Transloading                        $ 5.25/ton                $ 5.25/ton                $ 5.25/ton
                                    ----------                ----------                ----------

Contract Price
(FOB Barge)                         $24.25/ton                $24.50/ton                $30.50/ton
                                    ======----                ======----                ======----


                  "Contract Price" for coal Tendered under this Agreement is adjusted in accordance with Section 7.03.1 - Contract Price Adjustment and
Section 7.04 - Price Escalation Cap. Except as otherwise specifically provided in this Agreement, the Contract Price constitutes the entire compensation payable to Pen for all coal Tendered under this Agreement. Pen shall not, except as otherwise specifically provided in this Agreement, seek to collect any additional amounts from DP&L.

                  Section 7.03      Price Adjustments

                  7.03.1   Contract Price Adjustment

                  (a) The Contract Prices shall be increased or decreased by the percent of change in the indices and the changes in government assessment components identified and described in Exhibit B, Price Adjustment Mechanism including the addition or deletion of such components resulting from revised, new or discontinued laws enacted after the Effective Date of this Agreement, in accordance with the methodology explained in Exhibit B Section II, D and exemplified in Exhibit C, Hypothetical Example of Price Adjustment Calculation - Low Sulfur Coal. The first adjustment shall be made on January 1, 1993. Thereafter, the Contract Prices shall be adjusted effective January 1 and July 1 of each Contract Year throughout the Term of this Agreement.

                  (b) If any U.S. Department of Labor Bureau of Labor Statistics' (BLS) index used in the Price Adjustment Mechanism is discontinued or becomes unavailable, or if it is re-based or otherwise modified in a manner that materially alters its composition or performance, the parties

                                                                        Pen/DP&L
                                                                        3/1/93

may agree to use the rebasing factors provided by the BLS to accommodate such modification or may meet and attempt to agree on a substitute index which most closely matches the economic structure and performance of the discontinued or altered index. If the parties choose a substitute index, they shall make an appropriate adjustment to the base index value under this Agreement, for each Contract Price, to account for the substitute index. If the parties are unable to agree upon a method (i.e., either the rebasing factor or to select a substitute index) or, if they agree to select a substitute index and are unable to agree on the substitute index within ninety (90) days after the previous index is discontinued or materially altered, the determination of the method and/or substitute index shall be made by arbitration pursuant to Article X. No adjustment to the Contract Prices shall be made until the method and/or a substitute index is selected, at which time retroactive adjustment(s) shall be made.

                  (c) If errors are made in future Price Adjustment Mechanism calculations and are acknowledged by the parties (or by the BLS, if the error is in the reporting of an Index used in the Adjustment Mechanism), the parties shall make adjustments to the Contract Price (using the correct index or calculation), retroactive to the date of the error. Each party hereunder agrees to pay any amounts determined to be due the other as the result of such retroactive adjustment for the period beginning twelve (12) months prior to the date the error was detected.

                  Section 7.03.2 Quality Adjustment

                  (a) Quality Adjustments hereunder shall be made to the applicable adjusted Contract Price of coal after application of the Price Escalation Cap and including adjustments for changes in government assessments.

                  (b) BTU Adjustment: Except as provided in 7.03.3 (b), DP&L will make calorific premium or penalty adjustments to the applicable Contract Price of coal based on the As- Received BTUs/lb quality of coal and its delivered cost. DP&L will use a transportation factor to approximate the delivered cost of the coal.

                                                                        Pen/DP&L
                                                                        3/1/93

                  The transportation factors DP&L will use are as follows:

                                                     Factor
                                                     ------
                  Mid Sulfur Coal                    1.03
                  Low Sulfur Coal                    1.03
                  Compliance Sulfur Coal             1.02

                  DP&L will calculate the BTU Adjustment premium or penalty and remit or prepare a credit invoice for the amount due Pen or invoice the amount due DP&L at the end of each Quarter. The following formula shall be used to determine the BTU adjustments:

[(FOB Contract Price x Transportation Factor) x [(Weight Average Received BTU/ Quoted BTU) -1]] = BTU Premium/Penalty per Ton


BTU Premium/Penalty + FOB Contract        =        FOB Contract price
Per Ton               Price                        w/BTU Premium or Penalty


                  (c) Ash Adjustment: Except as provided in Section 7.03.3 (b), DP&L shall make premium or penalty adjustments to the applicable Contract Price of coal based on the As- Received Monthly Weighted Average % ash quality of coal Tendered pursuant to this Agreement. If the As-Received Monthly Weighted Average % ash quality of coal delivered is more than fourteen percent (14.0%) and less than sixteen percent (16.0%) for Mid and Low Sulfur Coals, or is more than nine percent (9%) and less than eleven percent (11%) for Compliance Sulfur Coal, no adjustment shall be made under this subsection. If the difference exceeds these limits, Pen will pay DP&L an ash adjustment equal to $.30/ton for each one percent (1%) (or fraction thereof) of ash above the applicable Monthly Quality % Ash Specification. In such circumstance, in lieu of an actual cash payment, DP&L may, at its option, withhold an amount equal to the balance of such payment from future payments due Pen. If the difference falls below these limits, DP&L will pay Pen an ash adjustment equal to $.15/ton for each one percent (1%) (or fraction thereof) of ash below the applicable Monthly Quality % Ash Specification. DP&L will calculate any applicable Ash Adjustment, premium or penalty, and remit or prepare a credit invoice the amount due Pen (if any) or the amount due DP&L (if any) at the end of each Quarter.

                                                                        Pen/DP&L
                                                                        3/1/93

                  7.03.3   Quality Administration

                  (a) By the fifteenth (15th) day of each month, DP&L will supply Pen with a summary listing the analysis of each shipment received during the previous month.

                  (b) Pen shall not be entitled to a BTU Adjustment payment if the lbs. Ash/MMBTU or lbs. so /MMBTU for the aggregate shipments received
                             2
during that month, as determined on a weight average basis, do not meet the Monthly Average Specifications.

                  Section 7.04      Price Escalation Caps

                  (a) For the purpose of this Agreement, the "Escalation Cap" is the maximum aggregate increase in the Contract Price allowed in any Contract Year over the Contract Price in effect on the last day of the previous Contract Year.

                  (b) The annual Escalation Caps for each Term of this Agreement are as follows:

                      Escalation Cap
                      --------------
                  Mid Sulfur Coal                    $1.00/ton
                  Low Sulfur Coal                    $1.00/ton
                  Compliance Sulfur Coal             $1.30/ton

                  Except as otherwise provided in Section II, D of Exhibit B, the "Maximum Contract Price" allowed for any given Contract Year is the sum of the applicable escalation Cap and the Contract Price in effect on the last day of the previous Contract Year excluding any adjustments for quality.

                  (c) During any Contract Year in which the total of price adjustments per the Price Adjustment Mechanism (described in Exhibit B) result in a Contract Price that exceeds the Maximum Contract Price allowed by the Escalation Cap the difference between such adjusted Contract Price and the Maximum Contract price becomes unapplied escalation. Unapplied

                                                                        Pen/DP&L
                                                                        3/1/93

escalation may be applied in any subsequent adjustment period if the adjusted Contract Price per Exhibit B totals less than the Maximum Contract Price allowed for that Contract Year.

If DP&L elects to extend this Agreement at the existing Contract Price levels, unapplied escalation shall be carried forward to subsequent option periods.

                  (d) Application of the Escalation Cap mechanism is exemplified in Exhibit C, Note 5. The following example illustrates application of unapplied escalation:

                                        Example Unapplied Escalation Application
                                        (Hypothetical, Based on Mid Sulfur Coal):

                  1992              1993             1994              1995             1996              1997
                  ----              ----             ----              ----             ----              ----
Escalation per the
 Price Adjustment
 Mechanism        $.91/Ton          $1.20/Ton        $.90/Ton          $.80/Ton         $1.80/Ton         $.10/Ton
Unapplied Escalation
 Earned           $.00/Ton          $.00/Ton         $.10/Ton          $.10/Ton         $.00/Ton          $.80/Ton
Maximum Contract
 Price Increase
 Allowed          $.91/Ton          $1.00/Ton        $1.00/Ton         $.90/Ton         $1.00/Ton         $.90/Ton

Balance of unapplied
 escalation       $.00/Ton          $.20/Ton         $.10/Ton          $.00/Ton         $.80/Ton          $.00/Ton

Escalated FOB
 Contract Price   $25.16/Ton        $26.16/Ton       $27.16/Ton        $28.06/Ton       $29.06/Ton        $29.96/Ton


                  Section 7.05      Payment

                  a) DP&L shall self-invoice for payment. DP&L shall pay Pen on or before the fifteenth (15th) working day after the coal is unloaded. Except for BTU adjustments, Pen shall initiate any reconciliations within thirty (30) days after it receives payment. DP&L shall remit payments by check and to Pen's lock box address as shown in Section 11.01.

                                                                        Pen/DP&L
                                                                        3/1/93

                          ARTICLE VIII - FORCE MAJEURE

                  Section 8.01      Definition

                  (a) The term "Force Majeure" as used hereunder shall mean any cause not reasonably within the control of the party affected and which wholly or partly prevents the producing and loading of coal by Pen or the receiving, transporting, accepting, unloading or use of coal by DP&L, or the transmission into DP&L's system of electricity produced from DP&L's Power Plant generating stations, including but not limited to acts of God; acts of the public enemy; blockades; insurrections; strikes; labor disputes or stoppage; riots; disorders; storms; floods; landslides; washouts; civil disturbances; fires; explosions; boycotts; breakdown of or damage to or unplanned shut down of Power Plant generating stations or units or coal mines at Designated Reserves, equipment or facilities (including any outage for inspection and/or maintenance of DP&L's coal unloading equipment and facilities); maintenance or shutdown of Power Plant generating station or units, equipment or facilities, including DP&L's coal unloading equipment and facilities, that exceeds its planned length for reasons beyond the reasonable control of DP&L, (e.g., it is expected to extend for more than twice as long as what DP&L considers its normal length of time); absence or unavailability of transportation or failure of transporters to transport (resulting from a transporter filing force majeure with DP&L); embargoes; acts of civil agencies; military authorities or regulatory bodies; and court actions. It is expressly agreed that Pen's ability to sell coal for a price higher than that prescribed under this Agreement shall not constitute an event of Force Majeure.

                  Section 8.02      Effect

                  (a) If because of an event of Force Majeure either party is unable to carry out any of its obligations under this Agreement, the obligations of the party affected shall be suspended to extent made necessary by the Force Majeure and during its continuance subject to Section 8.02 (b) below. DP&L, if it so elects, shall have the right during the continuance of an event of Force Majeure claimed by Pen to purchase coal from other sources. In the case of an event of Force Majeure the extent of the suspension of DP&L's purchase obligation occasioned by the Force Majeure shall be that portion of the coal use forecast for the affected facility scheduled to be purchased under this Agreement multiplied by the ratio of the number of days' duration of the Force Majeure over the

                                                                        Pen/DP&L
                                                                        3/1/93

number of days in the year that the facility is scheduled to be in operation (365 days minus the number of days regularly schedule outage).

                  (b) The affected party shall promptly notify the other party, in writing, as to the nature of the Force Majeure. The party giving notice shall use its reasonable best efforts to eliminate the Force Majeure insofar as practicable with all reasonable dispatch. Nothing herein shall cause the affected party to submit to unreasonable conditions or restrictions or to an unfavorable labor agreement. If the event of Force Majeure causes only a partial reduction in the total quantity of coal Pen is able to deliver, Pen shall deliver for Tender hereunder DP&L's pro rata share of coal produced from the Designated Reserves during the period of such partial reduction.

                  (c) When the Force Majeure condition has terminated, the party claiming the Force Majeure shall notify the other party in writing as soon as practicable, but not to exceed five (5) days, certifying the amount of time expended due to the Force Majeure.

                  (d) At its option DP&L may, but shall not be obligated to, make-up purchases of coal otherwise excused by events of Force Majeure. Such make-up deliveries shall begin as soon as practicable after termination of the Force Majeure. If DP&L exercises its option and the Force Majeure was claimed by DP&L, DP&L shall purchase such make-up coal under the same terms and at the Contract Price in effect at the time of shipment. If the Force Majeure was claimed by Pen, DP&L shall purchase such make-up coal under the same terms and at the Contract Price in effect at the time when the Force Majeure event occurred. Pen shall Tender such make-up coal according to a mutually acceptable Shipping Schedule.

                          ARTICLE IX - NEW LEGISLATION

                  Section 9.01      General Rule

                  (a) The parties hereto recognize that, during the term of this Agreement, legislative or regulatory bodies or the courts having competent jurisdiction over the subject matter hereof may enact laws, regulations, or issue orders relating to the environment, such as but not limited to, those relating to air pollution, the effect of which could make it impossible or impractical for DP&L to utilize

                                                                        Pen/DP&L
                                                                        3/1/93

the coal subject hereto at the Power Plant generating station without substantially changing or altering its utilization or equipment or incurring substantially increased expense. Such laws, regulations or orders may pertain to, but would not necessarily be limited to, sulfur content of the coal, and shall be deemed to include, but not be limited to, the Federal Clean Air Act Amendments of 1990 and regulations promulgated thereunder. DP&L has the ability to perform under the Agreement and at the same time comply with the laws and regulations in effect as of the Effective Date of this Agreement, as currently interpreted and applied. Any other provision of this Agreement notwithstanding, if any such laws, regulations or orders are imposed, or interpretations or applications of same are changed, subsequent to the effective date of this Agreement, DP&L shall notify Pen thereof and to the extent DP&L deems proper, proceed to exhaust the administrative remedies available to it to avoid the effect of such restriction. DP&L shall promptly consider what steps can be taken in handling and combustion of coal at DP&L's Power Plant generating stations to avoid such restriction; and if such steps are available, which in DP&L's good faith judgement are practicable and will not result in substantially increased or otherwise unreasonable expense to DP&L, DP&L shall promptly take such steps, and this Agreement shall continue in full force and effect. If, in DP&L's reasonable good faith judgement, no such steps are available, or if such steps are not feasible or will result in unreasonable expense to DP&L, DP&L shall so advise Pen. Thereupon, DP&L and Pen shall promptly consider what steps can be taken in the mining and preparation of coal at any of Pen's mine to avoid such restriction. If DP&L and Pen cannot agree on such steps, or if such steps are at an expense that in DP&L's good faith judgement is unreasonable, DP&L shall have the right to terminate this Agreement without penalty. No expense contemplated by this paragraph shall be deemed reasonable if it would result in a total cost to DP&L, in using Pen's coal, in excess of the total cost of using competitive fuels which are then available to DP&L and which can be utilized in conformity with all such restrictions.

                       ARTICLE X - RESOLUTION OF DISPUTES

                  Section 10.01     Arbitration

                  (a) Disputes arising under the provisions of this Agreement that cannot be resolved by negotiation within one hundred and eighty (180) days shall be resolved by binding arbitration.

                                                                        Pen/DP&L
                                                                        3/1/93

                  (b) To resolve an issue by arbitration, the party desiring such arbitration shall give notice to the other party. Such notice shall state the issue--i.e., question or controversy--to be resolved. Within 20 days of such notice, the parties shall choose a single competent disinterested arbitrator and shall submit to him the issue to be resolved. If the parties do not agree upon a single arbitrator within this period, the issue shall be taken to a three-person board for resolution. The parties shall choose the three people as follows:

                  1) Within 20 days after the expiration period for choosing a single arbitrator, the party demanding arbitration shall notify the other party of his desire to form an arbitration board. In its notice, the party shall specifically state the issue to be submitted and nominate one arbitration board member.

                  2) Within 20 days from receipt of the initiating party's notice, the party to whom the notice is given may serve a reply, and shall appoint a second arbitrator. He shall also notify the party demanding arbitration of his selection. If the responding party does not, within this twenty (20) day period, select an arbitrator and notify the party demanding arbitration, the party making the demand shall make the selection within the next twenty (20) day period.

                  3) Within 20 days from selection of the second arbitrator, the arbitrators chosen shall select the third arbitrator. If they do not agree on a candidate within this period, either party to this Agreement may file a motion or application with the Chief Judge (or Acting Chief Judge) of the United States District Court for the Southern District of Ohio, Western Division requesting the court to appoint the third arbitrator.

                  (b) Arbitration Process: Upon selection of the arbitration board of either one or three members, the arbitration board shall proceed to inquire into and determine the questions and controversy at issue as disclosed in such notice of reference an any reply thereto, and shall give to both parties reasonable notice of the time and place where the board may take evidence. The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association, to the extent not inconsistent with the provisions of this Agreement. If any arbitrator shall decline or fail to act, the party (or parties in the case of a single arbitrator) by whom he or she was chosen or the judge (in the case of an arbitrator selected through application to the United States

                                                                        Pen/DP&L
                                                                        3/1/93

District Court for the Southern District of Ohio, Western Division) shall appoint another to act in his place. After considering the evidence, and hearing the testimony and arguments which may be submitted by each party, the board shall deliver a written statement of its decision or award to the parties. This statement of decision or award shall be delivered within two hundred and forty
(240) days after the selection of the third arbitrator (for a three-member board). Such decision or award, when delivered to both parties, shall be final.

                  (c) Document Disclosure: The non-privileged documents, books and papers of both parties, where they are relevant to any matter submitted to arbitration, shall be open to examination of the other party and the arbitrator(s). Confidential or proprietary information or documents shall also be produced. However, the receiving party and the arbitrator(s) must first sign a confidentiality agreement with the disclosing party. The purpose of the confidentiality agreement is to protect the confidentiality of the materials to be disclosed.

                  (d) Cost: The parties shall bear equally all the fees and expenses of arbitration before a one-member board, or of the third arbitrator appointed to a three member board, pursuant to this Article. Each party shall bear the fees and expenses of the arbitrator that it appoints (or should have appointed) to a three-member board.

                              ARTICLE XI - NOTICES

                  Section 11:01     Notices

                  All notices under this Agreement shall be in writing, except those of an emergency or operational nature (which shall be followed up in writing) and as otherwise provided herein and sent by either: 1) U.S. certified, registered or express mail; 2) telex or facsimile; or 3) private express carrier to the appropriate address shown below:

                                                                        Pen/DP&L
                                                                        3/1/93


                  TO DP&L:

                  Dayton Power and Light Company
                  1065 Woodman Drive
                  P. O. Box 8825 (Zip Code 45401)
                  Dayton, OH   45432
                  Attn:    Manager, Fuel and Natural Gas Supply

                  or, Fax Number:           (513) 259-7382

                  TO PRODUCER:

                  Pen Coal Corporation
                  Center Court Building, 3rd Floor
                  5110 Maryland Way
                  P. O. Box 2128
                  Brentwood, TN   37024-2128
                  Attn:    Vice President - Sales

                  or, Fax Number:           (615) 371-7388

                  FOR PAYMENT TO PRODUCER:

                  Pen Coal Corporation
                  P. O. Box 360244
                  Pittsburgh, PA   15251-6244

                  or such other address as either party may designate in writing to the other.

                                                                        Pen/DP&L
                                                                        3/1/93


                         ARTICLE XII - RISK OF LIABILITY

                  Section 12.01     Indemnification

                  (a) Pen shall indemnify, hold harmless and defend DP&L and all of its respective officers, agents and employees, against any claim, loss, damage, expense, lien, settlement or judgment including interest thereon, whether to any person or property or both, arising directly or indirectly out of or in connection with Pen 's performance under the Agreement, to which DP&L or any of its respective officers, agents, or employees may be subject or put, by reason of any act, action, neglect or omission on the part of Pen. Pen shall indemnify, hold harmless and defend DP&L, its respective officers, agents and employees against all fines, penalties, judgments or losses incurred for or by reason of the violation by Pen in the performance of this Agreement, of any ordinance, regulation, rule or statute of any political subdivision or duly constituted public authority having jurisdiction over the work site premises.

                  (b) Pen or its contracted Barge Transload company shall be responsible for maintaining any wharfinger's liability, Longshoremen and Labor Workers Act liability, or Jones Act liability insurance that may be required by Barge Carrier.

                ARTICLE XIII - AMENDMENT, MODIFICATION AND WAIVER

                  Section 13.01     General Rule

                  (a) Any amendment, modification or waiver of any provision of this Agreement, or any consent to any departure therefrom, shall not be effective in any event unless the same is in writing and signed by the parties hereto. In such cases, the modification, waiver or consent is effective only on the specific instance and for the specific purpose given.

                                                                        Pen/DP&L
                                                                        3/1/93

                           ARTICLE XIV - MISCELLANEOUS

                  Section 14.01     Waivers and Remedies

                  (a) The failure of one of the parties hereto to insist in any one or more instances upon strict performance of any of the obligations of the other party pursuant to this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

                  Section 14.02     Construction of Terms

                  (a) The terms of this Agreement have been arrived at after arms-length negotiation and, therefore, it is the intention of the parties that its terms not be construed against either of the parties by reason of the fact that it was the drafter thereof.

                  (b) This Agreement shall be considered made and shall be construed under the laws of the State of Ohio.

                  Section 14.03     Confidentiality

                  (a) The parties shall protect the confidentiality of this Agreement and any information developed by other parties in connection with this Agreement; provided, however, that no party shall be precluded from disclosing or using the Agreement, the terms hereof, or any such information in obtaining or attempting to obtain financing for facilities or equipment, or in filing reports with or furnishing other information to the Securities and Exchange Commission, securities commissions of the various states, state regulatory commissions, or any other appropriate governmental authorities; and further, that to the extent practicable the party making such disclosure shall notify the other parties in writing prior to the disclosure. When required, the parties also may submit the Agreement or any such information to consultants and contractors performing work on or related to the subject matter of this Agreement, who agree in writing to protect the confidentiality of such information in the same manner provided herein.

                                                                        Pen/DP&L
                                                                        3/1/93

                  Section 14.04     Representations and Warranties

                  (a) DP&L and Pen represent and warrant to one another that:
(i) they are duly organized and validly exist in good standing under the laws of their states of residence and/or incorporation, and have all requisite power and authority to enter into this Agreement and to carry out the terms and provisions thereof and hereof; (ii) the person(s) executing this Agreement on behalf of that party are duly authorized and empowered to bind their respective party to this Agreement; (iii) there is no action, proceeding, or investigation current or pending, and no term or provision of any charter, by-law, certificate, license, mortgage, indenture, contract, agreement, judgement, decree, order, stature, rule or regulation which in any way prevents, hinders, or otherwise adversely affects, or would be violated by, entering into and performing this Agreement.

                  (b) Each person executing this Agreement on behalf of his respective company for himself and for his company, represents and warrants the execution of this Agreement and that he personally has authority to sign on behalf of his company.

                  Section 14.05     Assignment

                  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors or assigns. This Agreement may be assigned by Pen or DP&L to any business entity that is a parent, subsidiary or affiliate of Pen or DP&L respectively. In addition, DP&L may assign this Agreement to other entities than the above, upon written consent of Pen. Such consent shall not be unreasonably withheld.

                  Section 14.06     Counterparts

                  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

                                                                        Pen/DP&L
                                                                        3/1/93

                  Section 14.07     Captions and Exhibits

                  (a) The captions in this Agreement are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

                  (b) Each of the Exhibits A through D hereto is incorporated herein by reference, and shall in all respects be deemed a part of this Agreement.

                  Section 14.08     Equal Opportunity and Employment Clause

                  During the performance of this Agreement, Pen agrees that it will comply with the following laws and corresponding regulations, as applicable:

                  42 U.S.C. Section 12101 et seq. (The Americans With Disabilities Act)

                  38 U.S.C. Section 2012 (Disabled Veterans & Vietnam Veterans Provisions)

                  38 U.S.C. Section 2011 et seq. (Vietnam Era Veterans' Readjustment Assistance Act of 1974 as amended)

                  15 U.S.C. Section 637 (Small Business Concerns & Small Minority Business Provisions)

                  42 U.S.C. Section 2000e et. seq.(Title VII of the

                  Civil Rights Act of 1964, as amended by The Civil Rights Act of 1991)

                  U.S. D.O.L. Office of Labor - Management Standards Beck notice posting requirements.

                  Section 14.09 Whole Agreement/Severability; Effect of
                  Agreement

                  (a) Any provisions of this Agreement prohibited or unenforceable by reason of any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Where, however, the conflicting provisions of any such applicable law may be waived they are hereby waived by the parties hereto to the full extent permitted by law, to the end that this Agreement shall be enforced as written.

                                                                        Pen/DP&L
                                                                        3/1/93


                        (b) This Agreement exclusively and completely states the rights of the parties hereto with respect to the subject matter of this Agreement and supersedes all other agreements, oral or written, with respect thereto.



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.



ATTEST:                       THE DAYTON POWER AND LIGHT COMPANY

/s/ J. W. Tomasiak            /s/ THOMAS M. JENKINS
-------------------------     ----------------------------------
                              Mr. Thomas M. Jenkins
                              Group Vice-President


ATTEST:                       PEN COAL CORPORATION


J. A. Davis, Jr.              /s/ JAMES R. MORRIS
-------------------------     ----------------------------------

                              Vice President
                              ----------------------------------
                              TITLE

                                  AMENDMENT TO:
                              COAL SUPPLY AGREEMENT
                          DATED EFFECTIVE JULY 1, 1992
                                     BETWEEN

                              PEN COAL CORPORATION
                                       AND
                       THE DAYTON POWER AND LIGHT COMPANY




                  Whereas the Pen Coal Corporation ("Pen") and the Dayton Power and Light Company ("DP&L") are parties to an existing agreement for the sale and purchase of coal, and

                  Whereas Pen and DP&L wish to amend the payment method stipulated in that agreement;

                  Now, therefore, Pen and DP&L agree to the following modifications of the captioned Coal Supply Agreement, in accordance with ARTICLE XIII thereof.

                       ARTICLE VII, SECTION 7.05 - PAYMENT

The following shall be substituted for the existing section:

                  DP&L shall self-invoice for payment. Payment shall be made no later than the fifteenth (15th) calendar day of the month following the receipt and unloading of coal. In the event that the fifteenth day falls on a Saturday or Sunday, DP&L shall arrange for payment to be made no later than the last working day prior to the fifteenth.

                  DP&L agrees to forward funds via an Automated Clearing House
(ACH) to an account designated by Pen. Effective March 15, 1997, and until such time as designated otherwise by Pen, the following account will be used for receipt of payment:

                                 Mellon Bank NA
                                 Three Mellon Bank Center
                                 Pittsburgh, PA
                                 ABA#043000261
                                 Acct. #1972856

                  In the event that payment is received later than the time period specified above, DP&L shall pay Pen a late payment fee for each day payment is late. The amount of the fee shall be determined on an annual percentage rate (APR) basis. Said percentage rate shall be one percent (1%) above the prime rate in effect at the time the payment was due.

                  Except for BTU adjustments, Pen shall initiate any reconciliation within thirty (30) days after it received payment.

Pen Coal Amendment
Page 2



In addition, Article XI, Notices, shall be modified by deletion of the payment address.

Agreed to this                day of                     , 1997.

The Dayton Power and Light Company     Pen Coal Corporation


/s/ J. W. Tomasiak                     /s/ J. A. Davis, Jr.
----------------------------------     ----------------------------------



Title: Managing Director                     Title: Senior Vice President Sales
----------------------------                 ----------------------------------